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              Scientific Industries, Inc.
                   70 Orville Drive
               Bohemia, New York 11716


FOR IMMEDIATE RELEASE

Scientific Industries, Inc. Reports Fiscal Year 2003 Financial Results

Bohemia, New York, September 29, 2003 -- Scientific Industries, Inc. (OTCBB-SCND) announced audited financial results for the fiscal year ended June 30, 2003.

As a result of increased competition for the Company's principal product (the Vortex-Genie(r) 2 Mixer) and, to some extent, general economic conditions, net sales decreased by $200,200 to $3,257,100 for the fiscal year ended June 30, 2003 ("fiscal 2003"), compared to net sales of $3,457,300 for the prior year ("fiscal 2002"). However, while sales of the Vortex-Genie 2(r) Mixer declined, the Company was happy to report that the decrease was partially offset by an increase of approximately 64% in sales of new products - from $227,300 to $423,600. The increase benefited from the commencement in January 2003 of a material expansion of the Company's sales and marketing program with the hiring of a new Director of Sales and Marketing and a significant increase in the services of its marketing consultant. While competition is expected to continue to intensify during the fiscal year ending June 30, 2004, the Company believes the impact on revenues will be offset by increased sales from products recently introduced and by the further introduction of new products during the coming fiscal year.

Income from operations for fiscal 2003 was $42,600 compared to $86,300 for fiscal 2002, as a result of the lower sales, partially offset by lower general and administrative expenses. The operating results for fiscal 2003 were adversely impacted by approximately $72,000 of costs incurred in the successful defense of a proxy contest instituted by the Company's former Chief Executive Officer in November 2002.

Net income for fiscal 2003 was $63,800 ($.07 per basic share) compared to $77,200 ($.08 per basic share) for the prior fiscal year, which included a tax benefit of $11,500 for fiscal 2003 compared to income tax expense of $28,300 for the prior fiscal year.

About Scientific Industries

	Scientific Industries manufactures and markets laboratory equipment, including the world-renowned Vortex-Genie(r) 2 Mixer. Scientific's products are used by research laboratories, clinics, pharmaceutical manufacturers, medical device manufacturers, and other industries.

"Statements made in this press release that relate to future events, performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual events, performance or results to materially differ. The Company undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in the Company's Securities and Exchange Commission reports, including our annual report on Form 10-KSB."


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                                           Phone 888-850-6208
                                           Fax 631-567-4700
                                           info@scientificindustries.com
                                           www.scientificindustries.com